Exhibit 4.25

CONSULTING AGREEMENT

Effective Date: February 2, 2018

THIS CONSULTING AGREEMENT (this “Agreement”) is entered into by and between Motif Biosciences, Inc., a Delaware corporation (the “Company”), and Robert Dickey IV, an individual (“Consultant”), as of the date set forth above (the “Effective Date”).

WHEREAS, the Consultant was previously the Chief Financial Officer of the Company (“CFO”); and

WHERAS, the Company wishes to obtain the services of Consultant for a five (5) month period to facilitate the transition of the Consultant’s prior duties as the CFO of the Company to the Company’s new CFO, and Consultant wishes to provide such services, all subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Company and Consultant hereby agree to be legally bound as follows:

1.                                      Services.

1.1                                      During the Service Period (as defined below), Consultant shall assist the new CFO of the Company as requested by the Company (the “Services”). The Services will be performed in a professional manner and will be performed remotely and/or at the offices of the Company as reasonably requested by the Company.

1.2                                      Consultant is not an employee of the Company and will not be entitled to participate in or receive any benefit or right as a Company employee under any Company employee benefit and welfare plan, including, without limitation, employee insurance, pension, savings and security plans as a result of his entering into this Agreement.

1.3                                      All taxes relating to Consultant’s performance under this Agreement shall be the responsibility of Consultant. In particular, Consultant shall be solely responsible for the payment of all federal, state and local taxes or contributions imposed or required under unemployment insurance, social security and income tax laws that pertain to the compensation paid or reimbursements provided to Consultant.

2.                                      Compensation. In connection with the Services, the Company shall pay Consultant an amount of $26,666.00 per month to be paid in two (2) equal bi-weekly installments during the Service Period for an aggregate payment of $133,330. The Company shall reimburse Consultant for all reasonable expenses incurred by Consultant in connection with the performance of the Services, including travel expenses, which have received Company prior written approval.

3.                                      Term. The term of this Agreement shall begin on the Effective Date and shall continue through June 30, 2018 (the “Service Period”); provided, however that Company may terminate this Agreement at any time upon written notice to Consultant. In the event that Company terminates this Agreement, Consultant shall be paid all compensation that would have been paid through the Service Period irrespective of the date of termination of this Agreement by the Company.

4.                                      Confidentiality.

4.1                                      Company Confidential Information. Consultant shall hold in strict confidence, and not to use, except for the benefit of the Company, and not to disclose to any person or entity without written authorization of the Company, any Confidential Information (as defined below) of the Company. “Confidential Information” means any proprietary or confidential information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, marketing, distribution and sales methods and systems, sales and profit figures, finances and other business information disclosed to Consultant by or on behalf of the Company, either directly or indirectly, whether in writing, orally or by drawings or inspection of documents or other tangible property; provided, that Confidential Information shall not include any of the foregoing items to the extent they have become publicly known and made generally available through no wrongful act of Consultant.

4.2                                      Third Party Information Held by Consultant. Consultant shall not improperly use or disclose to the Company or any of its directors, officers, employees or agents, any Confidential Information of any current or former client or other person or entity with whom Consultant has an agreement or duty to keep such information confidential, and that Consultant shall not bring onto the premises of the Company any such information in any medium unless consented to in writing by such client, person or entity.

4.3                                      Third Party Information Held by the Company. Consultant recognizes that the Company has received, and in the future may receive, from third parties Confidential Information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant shall hold all such information in strict confidence and not disclose it to any person or entity or use it except as necessary in carrying out Services, consistent with the Company’s agreement with such third party. For purposes of this Agreement, such third party information shall be deemed part of the Confidential Information of the Company.

4.4                                      Required Disclosure of Confidential Information. If Consultant is required by law or court or governmental order to disclose Confidential Information, Consultant shall give the Company prompt written notice of such requirement such that the Company shall have the opportunity to apply for a protective order, injunction or for confidential treatment of such Confidential Information.

5.                                      Miscellaneous.

5.1                                      Assignment; No Third Party Beneficiaries. Neither party may assign this Agreement without the prior written consent of the other party. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer on any person or  entity other than the parties hereto or their respective successors and permitted assigns, any benefits, rights or remedies.

5.2                                      Governing Law, Jurisdiction and Attorney Fees. This Agreement shall be governed by and interpreted in accordance with laws of the State of Delaware without giving effect to any conflict of laws provisions. Consultant agrees that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement shall solely be brought in the United States District Court in Delaware, or if such court does not accept jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the State of Delaware.

5.3                                      Entire Agreement, Amendment and Waiver. This Agreement is the sole agreement between Consultant and the Company with respect to the Services and it supersedes all prior agreements and understandings with respect thereto, whether oral or written. No amendment, supplement or other modification to any provision of this Agreement shall be binding unless in writing and signed by both Consultant and the Company. No waiver of any rights under this Agreement shall be effective unless in writing signed by the party to be charged. A waiver of a breach or violation of any provision of this Agreement will not constitute or be construed as a waiver of any subsequent breach or violation of that provision or as a waiver of any breach or violation of any other provision of this Agreement.

5.4                                      Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

5.5                                      Headings. The headings in this Agreement are intended solely for convenience or reference and shall be given no effect in the construction or interpretation of this Agreement.

5.6                                      Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, but all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have duly executed this Agreement as of the Effective Date.

MOTIF BIOSCIENCES, INC.	CONSULTANT

/s/ Graham G. Lumsden	/s/ Robert Dickey IV
Authorized Signature	Robert Dickey IV

Name: Graham G. Lumsden
Title: CEO